UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2026

TEAMSHARES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42540	61-2235506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
214 Sullivan Street, 3B
New York, NY 10012
(Address of principal executive offices, including zip code)
(917) 310-2731
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TMS	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	TMSWW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement

On October 16, 2026 (the “Closing Date”), Teamshares Continuity Holdings LLC (the “Borrower”), an indirect wholly owned subsidiary of Teamshares Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with the Company and Teamshares LLC, a wholly owned subsidiary of the Company and the direct parent of the Borrower (“Teamshares LLC”), each as a guarantor, the subsidiaries of the Borrower party thereto as subsidiary guarantors (the “Subsidiary Guarantors”), the lenders party thereto (the “Lenders”), and Sound Point Agency LLC, as administrative agent and collateral agent (the “Agent”).

The Credit Agreement established a senior secured term loan facility in an aggregate principal amount of $130.0 million (the “Term Loan”), which was funded in full on the Closing Date. The Term Loan matures on the fourth anniversary of the Closing Date. The Borrower must make quarterly principal payments on the last business day of each March, June, September and December, beginning December 31, 2026. Each required quarterly payment is (i) for the last business day of each fiscal quarter ending December 31, 2026 and on or before September 30, 2027, $6.25 million, (ii) for the last business day of each fiscal quarter ending December 31, 2027 and on or before September 30, 2028, $7.50 million, (iii) for the last business day of each fiscal quarter ending December 31, 2028 and on or before September 30, 2029, $8,75 million and (iv) for the last business day of each fiscal quarter ending December 31, 2029 and on or before September 30, 2030, $10.0 million.

The Borrower plans to use the proceeds of the Term Loan, together with cash on hand and restricted cash released in connection with the transaction, to repay in full all outstanding obligations under the Existing Credit Agreement (as defined in Item 1.02 below) and to repay additional existing indebtedness.

The Term Loan bears interest at a rate equal to (i) one-month Term SOFR (subject to a floor of 3.00%) plus (ii) 9.50% per annum, payable monthly in arrears in cash. The Borrower may voluntarily prepay the Term Loan in whole or in part on three business days’ notice, without premium or penalty. The Borrower must prepay the Term Loan with the net proceeds of certain asset sales within ten business days of receipt, subject to the right to reinvest those proceeds within 90 days (or 180 days if the Borrower or applicable Subsidiary Guarantor enters into a legally binding commitment to invest such asset sale proceeds within 90 days of receipt thereof).

The Company, Teamshares LLC and the Subsidiary Guarantors have guaranteed the Borrower’s obligations under the Credit Agreement. The Subsidiary Guarantors consist of the Borrower’s material subsidiaries. Additional material subsidiaries must join as guarantors under the Credit Agreement after each calendar quarter, subject to customary limitations. The obligations under the Credit Agreement are secured by a first-priority lien on substantially all assets of the Borrower and the Subsidiary Guarantors, and by a pledge by (i) the Company of its equity interests in Teamshares LLC and (ii) Teamshares LLC of its equity interests in the Borrower, in each case subject to customary exceptions.

The Credit Agreement contains certain customary affirmative and negative covenants limiting the ability of the Borrower and the Subsidiary Guarantors to incur additional indebtedness, grant liens, make investments, dispose of assets, merge or consolidate, and enter into transactions with affiliates, in each case subject to certain exceptions and qualifications. The Company may not pay dividends or other distributions on its equity, or repurchase its equity or rights to acquire its equity, without the Agent’s consent. The Credit Agreement also requires compliance with certain financial covenants, measured as of the end of each fiscal quarter. These financial covenants include a maximum net leverage, minimum EBITDA yield, free cash flow yield, and minimum liquidity tests.

The Credit Agreement contains customary events of default, including nonpayment of amounts due under the Credit Agreement, inaccuracy of representations and warranties, covenant breaches, cross-default to other indebtedness of the Company or its subsidiaries in excess of $5.0 million, bankruptcy and insolvency events, unsatisfied judgments in excess of $5.0 million, invalidity of the loan documents or liens, and a change of control.

The foregoing description of the Credit Agreement does not purport to be complete. It is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

On the Closing Date, in connection with entering into the Credit Agreement, the Borrower used the proceeds of the Term Loan, together with cash on hand and restricted cash released in connection with the transaction, to repay in full all outstanding obligations under, and terminate, the Credit Agreement, dated as of May 4, 2021, as amended, by and among the Borrower, the Company, the lenders party thereto, and Westmount Group LLC, an affiliate of i80 Group LLC, as administrative agent and collateral agent (the “Existing Credit Agreement”).

The Existing Credit Agreement established a delayed-draw term loan facility with aggregate commitments of $150.0 million. Availability was subject to a borrowing base calculated primarily by reference to the EBITDA of eligible acquired businesses whose equity was pledged as collateral. The draw period ended on June 5, 2025, and the outstanding term loans were scheduled to mature on December 5, 2026.

Borrowings bore interest at a rate equal to (i) Term SOFR (subject to a floor of 3.00%) plus (ii) 11.00% per annum. Cash interest was capped at 16.00% per annum, and any interest above that cap was paid in kind. The obligations under the Existing Credit Agreement were guaranteed by the Company. The Existing Credit Agreement was secured by substantially all assets of the Borrower, including its equity interests in the pledged businesses, and by a pledge of the equity interests in the Borrower.

The aggregate payoff amount was approximately $152.8 million. This consisted of $150.0 million of outstanding principal (including capitalized paid-in-kind interest) and $2.8 million of accrued and unpaid interest. Upon payment, all commitments under the Existing Credit Agreement were terminated. All guarantees, including the Company’s guaranty and its related conditional guaranty under the Existing Credit Agreement, were released, and all liens securing the obligations under the Existing Credit Agreement were released.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 3.03.    Material Modification to Rights of Security Holders.
Under the Credit Agreement, the Company may not, without the prior written consent of the Agent, pay any dividend or other distribution on its equity, or purchase, redeem, retire or otherwise acquire any of its equity or any option, warrant or other right to acquire its equity, subject to certain exceptions. In addition, the Borrower and the Subsidiary Guarantors may not make distributions to the Company other than as described in Item 1.01. These restrictions limit the Company’s ability to pay dividends on, or repurchase, its common stock and warrants while the Credit Agreement is outstanding.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 7.01.    Regulation FD Disclosure.
On October 19, 2026, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1*
Credit Agreement, dated as of October 16, 2026, among Teamshares Continuity Holdings LLC, as borrower, Teamshares Inc., the guarantors party thereto, Sound Point Agency LLC, as administrative agent and collateral agent, and the lenders party thereto.

99.1	Press Release of Teamshares Inc dated October 19, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL)
* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 19, 2026		Teamshares Inc.

		By:	/s/ Michael Brown
Name: Michael Brown
Title: Chief Executive Officer
(Principal Executive Officer)